Exhibit 5.1
August 31, 2007
Exide Technologies
13000 Deerfield Parkway
Building 200
Alpharetta, Georgia 30004
     Re: Rights Offering of Common Stock to Stockholders of Exide Technologies
Ladies and Gentlemen:
We are acting as counsel to Exide Technologies, a Delaware corporation (the “Company”), in connection with issuance by the Company to its stockholders of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Rights Offering”). Pursuant to the Rights Offering, up to 14,000,000 shares (the “Rights Shares”) of Common Stock may be issued and sold by the Company upon exercise of the Rights. The Company has filed a Registration Statement on Form S-3, as amended (Commission File No. 333-141725) (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) to effect the registration of the Rights and the Rights Shares under the Securities Act of 1933 (the “Securities Act”). The Registration Statement includes a base prospectus and a final prospectus supplement (collectively, the “Prospectus”) to be furnished to the stockholders of the Company in connection with the Rights Offering. The Rights and the Rights Shares are collectively referred to herein as the “Securities.”
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Rights Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered in accordance with the terms of the Rights Offering against payment of the consideration for the Rights Shares upon exercise of the Rights as contemplated by the Prospectus, will be validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, we have assumed that the resolutions authorizing the Company to issue, offer and sell the Securities will be in full force and effect at all times at which any Securities are offered or sold by the Company.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Registration Statement, and to the reference to Jones Day under the caption “Legal Matters” in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day

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